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                                                                       EXHIBIT 2




________________________________________________________________________________







                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   SOUTHLAND NATIONAL INSURANCE CORPORATION,

                         SOUTHWIDE LIFE INSURANCE CORP.

                                      AND

                          COLLATERAL INVESTMENT CORP.





                             AS OF OCTOBER 4, 1996





________________________________________________________________________________
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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of October 4, 1996 (the "Agreement"), by and among Southland National Insurance Corporation, an Alabama insurance company ("Southland"), Southwide Life Insurance Corp., an Alabama insurance company ("Southwide Life"), said two corporations being merged as hereinafter provided referred to as the "Constituent Corporations", and Collateral Investment Corp., a Delaware corporation ("CIC").

         The authorized capital stock of Southland consists of 1,250,000 shares of Common Stock, $6.00 par value per share ("Southland Common Stock"), of which 250,453 shares are outstanding as of the date hereof.

         Southwide Life is a wholly-owned subsidiary of CIC.

         The respective Boards of Directors of Southland, CIC and Southwide Life deem the merger provided for herein (the "Merger") desirable and in the best interests of their respective shareholders.

         The respective Boards of Directors of Southland, CIC and Southwide Life have duly adopted resolutions approving the Agreement, and the Board of Directors of Southland has directed that the Agreement be submitted for approval by Southland's shareholders.

         In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         (a) The Merger. In accordance with the provisions of this Agreement and the Alabama Business Corporation Act ("ABCA"), at the Effective Time (as herein defined), Southwide Life shall be merged with and into Southland and the separate existence of Southwide Life shall thereupon cease, and the name of Southland, as the surviving corporation in the Merger (the "Surviving Corporation"), shall be "Southland National Insurance Corporation."

         (b) Effective Time. The Merger shall become effective when properly executed Articles of Merger are duly filed with the Secretary of State of Alabama, which filing shall be made as promptly as practicable after the closing of the transactions contemplated by this Agreement in accordance with
Article VII hereof. As used herein, the term "Effective Time" shall mean the

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date and time at which such Articles are so filed or such later time as is specified in the Articles of Merger.

         (c) Effect of the Merger. At the Effective Time, the Surviving Corporation thereupon and thereafter shall possess all the rights, immunities, and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due of each of the Constituent Corporations so merged, shall be taken and deemed to be transferred and vested in the Surviving Corporation without further act or deed; and title to any real estate, or an interest therein, vested in any of the Constituent Corporations shall not revert nor in any way be impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and neither the rights of creditors nor any liens upon the property of any of the Constituent Corporations shall be impaired by the Merger. Any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted, or continued, as if the Merger had not taken place, or the Surviving Corporation may be substituted in the action or proceeding for Southwide Life. The shares of Southland Common Stock shall be converted into cash in the manner and on the basis described below and the former holders of such shares shall be entitled only to the rights provided in this Agreement or as provided under Article 13 of the ABCA.

         (d) Articles of Incorporation. The Articles of Incorporation of Southland in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation. Such Articles of Incorporation, separate and apart from this Agreement, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation.

         (e) By-Laws. The By-Laws of Southland in effect at the time of the Merger shall be the By-Laws of the Surviving Corporation until altered, amended or repealed.

         (f) Directors and Officers. The directors and officers of the Surviving Corporation at the Effective Time shall be individuals designated by CIC to serve, in each case, until their successors shall have been elected and qualified. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Articles of Incorporation of the Surviving Corporation.

         (g) Conversion of Shares. The manner and basis of converting and exchanging the shares of Southland Common Stock and Southwide Life common stock, and the manner and basis of





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making distributions, if any, to shareholders of Southland and Southwide Life, shall be as follows:

                 (i) Each share of Southland Common Stock which is issued and outstanding immediately prior to the Effective Time other than Dissenting Southland Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time be converted into the right to receive $38.00 in cash (subject to appropriate adjustment for any stock split, reverse stock split, stock dividend or other similar distribution or reclassification with respect to the outstanding shares of Southland Common Stock from the date hereof to the Effective Time) (the "Merger Consideration").

                 (ii) Each share of Southland Common Stock, if any, which is issued and held in the treasury of Southland, shall, by virtue of the Merger and without any action on the part of Southwide Life or of Southland, at the Effective Time, be retired and canceled, and no cash or other consideration shall be issued with respect thereto.

                 (iii) All shares of common stock of Southwide Life issued and outstanding at the Effective Time shall be converted into and exchanged, at the Effective Time, for (A) 250,453 shares of common stock of the Surviving Corporation, so that the Surviving Corporation shall become a wholly-owned subsidiary of CIC, plus (B) the right to receive an amount in cash equal to the book value of Southwide Life, determined in accordance with SAP (as defined in Article II (i) below) as of the end of the month immediately preceding the Effective Time (the "Southwide Cash Amount"). CIC as sole holder of the shares of Southwide Life common stock outstanding immediately before the Effective Time shall, as promptly as possible after the Effective Time, surrender the certificate representing such shares of Southwide Life common stock to the Surviving Corporation in exchange for a certificate representing 250,453 shares of common stock of the Surviving Corporation, which shall constitute all the outstanding shares of capital stock of the Surviving Corporation, together with the aforesaid cash amount.

         (h) Surrender of Shares. As promptly as practicable after the Effective Time, each holder of shares of Southland Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing payment of cash into which such holder's shares of Southland Common Stock have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of Southland





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Common Stock immediately prior to the Effective Time shall be deemed canceled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

         (i) Designation of Paying Agent; Investment of Funds. CIC shall make available to Southland, as paying agent, or another paying agent reasonably satisfactory to Southland (the "Paying Agent") an amount in cash equal to the product of the Merger Consideration times the number of shares of Southland Common Stock outstanding immediately prior to the Effective Time, which shall not include the number of shares of Southland Common Stock held in Southland's treasury, less the number of Dissenting Southland Shares whose holders have complied with the provisions of Article 13 of the ABCA at or prior to the Effective Time and less any shares owned by CIC or any other subsidiary or affiliate of CIC. CIC shall deposit with the Paying Agent the Southwide Cash Amount immediately upon receipt and thereafter sufficient cash amounts as needed to fund its obligations hereunder. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by CIC.

         (j) Transmittal Materials. As promptly as practicable following the Effective Time, CIC shall send or cause to be sent to each former holder of record of shares of Southland Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates. CIC shall instruct record date holders of Southland Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

         (k) Dissenting Southland Shares. Each outstanding share of Southland Common Stock for which written notice of intent to demand payment therefor is delivered in accordance with Article 13 of the ABCA and which is not voted in favor of the Merger shall not be converted into or represent a right to receive cash hereunder unless and until the holder thereof shall have failed to perfect his demand for payment under Article 13 of the ABCA, at which time his shares shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Southland Common Stock in this Article I. All such shares of Southland Common Stock for which such a written notice of intent to demand payment is so delivered and which are not voted in favor of the Merger, except for such shares of Southland Common Stock for which a demand for payment is not perfected in accordance with the ABCA, are herein called "Dissenting Southland Shares."





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Southland shall give CIC and Southwide Life prompt notice upon receipt by
Southland of any such written notice of intent to demand payment for shares of Southland Common Stock. Southland agrees that prior to the Effective Time it will not, except with the prior written consent of CIC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Each holder of Dissenting Southland Shares who becomes entitled, pursuant to Article 13 of the ABCA, to receive payment for the fair value of his shares shall receive payment therefor from Southland as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares shall be retired and canceled.

         (l) Termination of Paying Agent's Duties. Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall deliver to CIC all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Southland Common Stock who has not previously surrendered such certificate may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Merger Consideration.

         (m) Closing of Southland's Transfer Books. At the Effective Time, the stock transfer records of Southland shall be closed and no transfer of shares of Southland Common Stock shall thereafter be made.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SOUTHLAND

                 Southland represents and warrants to CIC and Southwide Life as follows:

         (a) Organization and Standing of Southland. Southland is an insurance company duly organized and validly existing under the laws of the State of Alabama and has the corporate power to own or lease its properties and to carry on its business as now being conducted.

         (b) Southland Subsidiaries; Insurance Licenses. Section 2(b) of the schedule delivered by Southland to CIC concurrently with the execution of this Agreement (the "Southland Schedule") sets forth a list of all of Southland's subsidiaries (hereinafter separately called a "Southland Subsidiary" and collectively called the "Southland Subsidiaries"). The schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by Southland and the





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jurisdiction of incorporation of each Southland Subsidiary. The shares of capital stock of the Southland Subsidiaries owned directly or indirectly by Southland are validly issued, fully paid and non-assessable, and are owned free and clear of any liens, claims, charges or encumbrances except as disclosed on the Southland Schedule. Except as disclosed on such Schedule, neither Southland nor any of the Southland Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Each of the Southland Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted. Each of the Southland Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification or authorization is required by law to carry on its business as now being conducted, except where the failure to qualify or to be authorized would not have a material adverse effect on the assets, properties, business or financial condition of Southland or any of the Southland Subsidiaries. Each of Southland and Peoples Insurance Company, an Alabama mutual aid association ("Peoples"), has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in such Schedule. The Southland Schedule indicates the line or lines of insurance which is permitted to be written with respect to each certificate of authority listed. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Southland is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is either Southland or Peoples operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires either Southland or Peoples to take, or refrain from taking, any action.

         (c) Authorized Stock. The authorized capital stock of Southland consists of 1,250,000 shares of Common Stock, par value $6.00 per share, of which 250,453 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Southland Common Stock have been validly issued and are fully paid and non-assessable and free of preemptive rights. There is no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Southland, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on





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the part of Southland of any character relating to issued or unissued shares of the capital stock of Southland.

         (d) Authorization. The Board of Directors of Southland has adopted resolutions approving the Agreement and the transactions contemplated hereby and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Southland Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Southland has full power and authority to enter into this Agreement and, upon appropriate consent of its shareholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Southland and constitutes the valid and legally binding obligation of Southland, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

         (e) Articles of Incorporation and By-laws. Southland has delivered to CIC true and complete copies of its and each of the Southland Subsidiaries' Articles of Incorporation and By-Laws as in effect as of the date hereof.

         (f) Consents and Approvals. Except for the consents and approvals listed on Section 2(f) of the Southland Schedule, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Southland of the transactions contemplated by this Agreement.

         (g) Defaults and Conflicts. Neither Southland nor any Southland Subsidiary is or immediately prior to the Effective Time will be in default under its Articles of Incorporation or By-Laws, or in default under any material indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Southland or any of the Southland Subsidiaries, (ii) conflict with the terms, conditions or provisions of the charter or By-Laws of Southland or any Southland Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any material indenture or any material agreement or other material instrument





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to which Southland or any Southland Subsidiary is a party or by which Southland or any Southland Subsidiary is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Southland or any Southland Subsidiary under any such agreement or instrument, or (v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument. Except as disclosed in Section 2(g) of the Southland Schedule, no consent of any third party to any indenture or any material agreement or other material instrument to which Southland or any Southland Subsidiary is a party is required in connection with the Merger. Southland agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Merger of parties to any such indenture, agreement, or other instrument which is material to the business of Southland or any Southland Subsidiary.

         (h) SEC Reports; Financial Statements. Southland has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC") since December 31, 1990 (collectively, the "SEC Reports"), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Southland included in its Annual Report on Form 10-KSB for the five years ended December 31, 1995, and the unaudited consolidated interim financial statements included in its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996, copies of which have been furnished to CIC, fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Southland and the Southland Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

         Except as and to the extent reflected in the interim consolidated statement of financial position of Southland and the Southland Subsidiaries as of June 30, 1996, and notes thereto included in Southland's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, (the "Southland June 30, 1996





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Balance Sheet") or in Section 2(h) of the Southland Schedule, neither Southland nor any Southland Subsidiary had as of June 30, 1996, any liability or obligation (absolute, contingent or otherwise) except for liabilities arising in the ordinary course which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles. Except as and to the extent disclosed in Section 2(h) of the Southland Schedule, neither Southland nor any Southland Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since June 30, 1996, other than in the ordinary course of business.

         (i) Statutory Financial Statements and Other Filings. Southland has furnished to CIC copies of the statutory financial statements (the "Statutory Financial Statements") for each of Southland and Peoples for the five years ended December 31, 1995 and the quarters ended March 31, 1996 and June 30, 1996 as filed with the Commissioner of Insurance of the State of Alabama ("Alabama Commissioner"). The Statutory Financial Statements, including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims, together with the notes thereto, fairly present the financial position, assets, liabilities, change in financial position, surplus and other funds of Southland and Peoples as of the dates thereof and the results of their operations for the periods indicated in conformity with statutory accounting practices ("SAP") prescribed or permitted by state law, rules and regulations of the insurance departments of their respective states of domicile and the National Association of Insurance Commissioners, applied on a basis consistent with prior periods, except as set forth therein. Each such Statutory Financial Statement was in compliance with applicable law and correct in every material respect when filed and there were no material omissions therefrom. Except for liabilities and obligations disclosed or provided for in the Statutory Financial Statements or in Section 2(i) of the Southland Schedule, neither Southland nor Peoples had, as of the respective dates of each such Statutory Financial Statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for liabilities arising in the ordinary course which are not required to be reflected in statutory financial statements prepared in accordance with SAP. All books of account of each of Southland and Peoples fully and fairly disclose all the transactions, properties, assets, investments, liabilities and obligations of such Subsidiaries and all such books of account are in the possession of such Subsidiary and are complete in all material respects. Southland has filed all required forms of proxy and related proxy materials with the Alabama Commissioner since December 31, 1990. All proxy materials mailed by Southland to its shareholders since that date, copies of which have been furnished to CIC (the "Southland Proxy Materials"), complied in all material respects with all applicable requirements of the





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Alabama Commissioner. As of their respective dates, none of the Southland Proxy
Materials contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (j) Changes Since June 30, 1996. Since June 30, 1996 there has been no material adverse change in the assets, properties, business, financial condition or results of operations of Southland or any of the Southland Subsidiaries; except as disclosed in Section 2(j) of the Southland Schedule neither Southland nor any Southland Subsidiary has, since June 30, 1996 (i) made any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for a consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of Southland's or any of Southland Subsidiaries' assets, properties or business other than in the ordinary course of business, or (vii) authorized or made any distribution to Southland's shareholders of any assets of Southland or the Southland Subsidiaries by way of cash dividends or otherwise.

         (k)     Properties.

                 (i) Real Estate and Mortgages. Section 2(k)(i) of the Southland Schedule sets forth a list and summary description of (a) all real property owned by Southland or any Southland Subsidiary and all buildings and other structures located on such real property, (b) all leases, subleases or other agreements under which Southland or any Southland Subsidiary is the lessor or lessee of any real property, (c) all unexpired options held by Southland or any Southland Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (d) all unexpired options granted by Southland or any Southland Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (e) all mortgages held by Southland or any Southland Subsidiary (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in Section 2(k)(i) of the Southland Schedule, as of the date hereof such leases, subleases and other agreements are in full force and effect and Southland or any





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         Southland Subsidiary has not received any notice of any material default thereunder. Each of the options disclosed in Section 2(k)(i) of the Southland Schedule is in full force and effect.

                 (ii) Investment Securities. The common stock, preferred stock, bonds, mortgage loans and other investments owned by Southland or any Southland Subsidiary are evidenced by appropriate written instruments and certificates (except where in non-certificated form), are valid and genuine in all material respects and to the best of its knowledge enforceable in accordance with their terms against all persons against whom they purport to create an obligation, subject to bankruptcy, receivership, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally and subject to general principles of equity. All such bonds, stocks, mortgage loans and other investments conform in all material respects to the requirements of applicable insurance laws. Except as disclosed in Section 2(k)(ii) of the Southland Schedule, none of such investments are in default on the payment of principal, interest or other required distributions.

                 (iii) Title to Property. Except as disclosed in Section 2(k)(iii) of the Southland Schedule, Southland and each Southland Subsidiary has good and marketable title to all real properties reflected in Section 2(k)(i) and good and marketable title to all other assets and properties shown as owned by it on the Southland June 30, 1996 Balance Sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, charges and encumbrances of any nature whatsoever, other than (A) liens for Taxes not yet due and payable and (B) such minor liens, charges and encumbrances as, in the aggregate, do not and would not if asserted have a material adverse effect on the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary.

         (l) Environmental Laws. Except as disclosed in Section 2(l) of the Southland Schedule, Southland and each Southland Subsidiary has conducted and is conducting its business in compliance with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws") except where the failure to so comply would not have a material adverse effect on the assets, properties, business or financial conditions of Southland or any of the Southland subsidiaries. There is no pending, or to the knowledge of Southland or any Southland Subsidiary threatened, civil or criminal litigation, written





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notice of violation, or administrative proceeding relating to such Environmental
Laws involving Southland or any Southland Subsidiary. There is no condition existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Southland or any Southland Subsidiary which could have a material adverse effect on the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary. Southland and each Southland Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

         (m) Proprietary Rights. Section 2(m) of the Southland Schedule discloses all the trademarks, trade names and service marks (and all registrations and applications with respect thereto) (collectively the "Proprietary Rights") used in the business of Southland or any Southland Subsidiary. Except as otherwise disclosed in such Schedule, either Southland or one of the Southland Subsidiaries owns or is duly authorized to use all of such Proprietary Rights. Such Proprietary Rights as used by Southland or a Southland Subsidiary in its business do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of Southland's knowledge, threatened against Southland or any of the Southland Subsidiaries with respect to any such Proprietary Rights.

         (n) Receivables. The receivables shown on the Southland June 30, 1996 Balance Sheet, or which have been acquired since that date, have been collected or are reasonably considered to be collectible in the amounts thereof (net of applicable reserves) carried on the books of Southland or the Southland Subsidiaries.

         (o) Agreements. Except as set forth in Section 2(o) of the Southland Schedule, neither Southland nor any Southland Subsidiary is a party to nor is Southland or any Southland Subsidiary bound by any oral or written (i) contract for the employment of any officer or employee which pursuant to its terms is not terminable without liability on 30 days' (or less) notice or which provides for any further payments following such termination, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, severance pay, pension, retirement or similar plan or agreement, (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $10,000, or other instrument for or relating to any borrowing of money by Southland or any of the Southland Subsidiaries, the unpaid balance of which exceeds $10,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $10,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business, (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the SEC, (vii) agreement or arrangement with any officer or director of Southland, any Southland Subsidiary, or any other affiliate of Southland, (viii) reinsurance treaty or agreement, (ix) agreement or contract with any insurance agent or producer other than pursuant to the forms of agreement included in such Schedule or (x) contract, agreement or other instrument which is material to the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary. All contracts, plans, mortgages, indentures, guaranties and other agreements disclosed in Section 2(o) of the Southland Schedule are in full force and effect, neither Southland nor any Southland Subsidiary or to the knowledge of Southland or any Southland Subsidiary any other party thereto is in default in any material respect as to any provision thereof, and no party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

         (p) Litigation. Section 2(p) of the Southland Schedule sets forth a description of (i) each lawsuit in which punitive, exemplary or other extra-contractual damages are sought against Southland or any Southland Subsidiary, (ii) each lawsuit not involving insurance policies issued by Southland or Peoples in which Southland or any Southland Subsidiary is a party, and (iii) each claim or lawsuit involving an insurance policy issued by Southland or Peoples. Except as disclosed in Section 2(p) of the Southland Schedule, and except for insurance claims litigation arising in the ordinary course of business for which reserves have been established in accordance with
Article II(aa) hereof, there are no actions, suits or proceedings pending, or to the knowledge of Southland or any Southland Subsidiary threatened, against or affecting Southland or any Southland Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator which, alone or in the aggregate, could materially and adversely affect the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary or the ability of Southland or any Southland Subsidiary to carry out the transactions contemplated in this Agreement. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Southland or any Southland Subsidiary is a party or by which Southland or any Southland Subsidiary is bound involving in the aggregate an amount in excess of $10,000. Neither Southland nor any Southland Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a materially adverse effect on the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary.

         (q) Compliance with Laws. Southland and each of the Southland Subsidiaries has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, except where the failure to have so complied would not, individually or in the aggregate, have a material adverse effect on the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary. Except as disclosed in Section 2(q) of the Southland Schedule, neither Southland nor any Southland Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

         (r)     Taxes.

                 (i) Except as disclosed in Section 2(r)(i) of the Southland
         Schedule: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Southland or any Southland Subsidiary and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (b) there are no liens for Taxes upon the assets of Southland or any Southland Subsidiary except statutory liens for Taxes not yet due; (c) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to Southland or any Southland Subsidiary and any deficiencies, assessments or proceedings shown in the Southland Schedule are being contested in good faith through appropriate proceedings; (d) Southland has established on the financial statements described in Section 2(h) of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Southland and each Southland Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to Southland or any Southland Subsidiary; and (f) Neither Southland nor any Southland Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

                 (ii) The appropriate income Tax Returns of Southland and each Southland Subsidiary have been examined by (a) the Internal Revenue Service or the statute of limitations has expired for all periods up to and including December 31,

         1992 and (b) the taxing authorities of all of the states disclosed in the Southland Schedule pursuant to Section 2(b) or the statute of limitations has expired for all periods up to and including December 31, 1992, respectively, and there are no outstanding or unresolved proposed adjustments.

                 (iii) Except as disclosed in Section 2(r)(iii) of the Southland Schedule, no power of attorney has been granted by Southland or any Southland Subsidiary with respect to any matter relating to Taxes which is currently in force.

         For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Southland or any Southland Subsidiary and applicable to the period ending as of the close of business on the date of the Effective Time, but excluding any tax that accrues or arises as a result of the transactions contemplated by this Agreement, and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

         (s) Related Party Transactions. Except as disclosed in Section 2(s) of the Southland Schedule, neither Southland nor any Southland Subsidiary has made any loan to any director, officer or other affiliate of Southland or a Southland Subsidiary which remains outstanding nor has Southland or any Southland Subsidiary entered into any agreement, other than an agreement referred to in Paragraph (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of Southland or a Southland Subsidiary.

         (t)     Employee Benefit Plans.

                 (i) Section 2(t)(i) of the Southland Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively the "Plans"), that covers current or former employees of Southland or any Southland Subsidiary or affiliate and is presently maintained by Southland or any Southland Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Southland would be deemed a

         "single employer" within the meaning of Section 4001 of ERISA. None of the Plans is a "multi-employer plan," as defined in Section 3(37) of ERISA. Southland has delivered or made available to CIC copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

                 (ii) Each of the ERISA Plans is in substantial compliance with all applicable provisions of law, including the Code and ERISA. Neither Southland nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither Southland nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against Southland or any Southland Subsidiary.

                 (iii) The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

                 (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, Southland and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

                 (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against the Plans or their assets.

                 (vi) The present value of the future cost to Southland and ERISA Affiliates of post-retirement medical benefits that Southland or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions Southland considers reasonable estimates of future experience and which have been provided to CIC, does not exceed the amount specified in Section 2(t)(vi) of the Southland Schedule.

                 (vii) Neither Southland nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Southland or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither Southland nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under
         Section 4978 of the Code.

         (u) Insurance. All properties of Southland and each Southland Subsidiary are covered by valid and currently effective insurance policies issued in favor of Southland or a Southland Subsidiary. Disclosed in Section 2(u) of the Southland Schedule is a list of all insurance policies covering Southland and the Southland Subsidiaries. Southland or a Southland Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

         (v) Insurance Business. Except as disclosed in Section 2(v) of the Southland Schedule, all policies of insurance issued by Southland and Peoples as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed or approved and premiums charged conform thereto.

         Each of the contracts between Southland or Peoples and its agents, managers or brokers is in full force and effect. Neither Southland or Peoples is and to the knowledge of Southland none of the agents are in default in any material respect thereunder, and no such party thereto may terminate any such agreements by reason of the transactions contemplated by this Agreement.

         Each of Southland and Peoples has paid in full all guaranty fund assessments required by any regulatory authority to be paid by either of them.

         (w) Reinsurance. Section 2(w) of the Southland Schedule discloses all reinsurance treaties or agreements to which Southland or Peoples is a party or is a named reinsured or is the reinsurer. Except as disclosed in such Schedule, all such treaties or agreements are in full force and effect through the respective dates noted on such Schedule. Neither Southland nor Peoples is in default under any agreement listed on Section 2(w) of the Southland Schedule nor to the knowledge of Southland or Peoples is any other party in default thereunder except as disclosed in such Schedule. No party may terminate any such agreements by reason of the transactions contemplated by this Agreement.

         (x) Regulatory Filings. Southland has made available for inspection by CIC all registrations, filings or submissions made by Southland or Peoples with any governmental or regulatory body and delivered to CIC each and every annual and quarterly statutory financial statement filed with or submitted to any state insurance governmental or regulatory body and any state insurance reports of examinations issued by any such state insurance governmental or regulatory body since December 31, 1990. Southland and each Southland Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body, except (i) those with respect to which the imposition, levy or collection of all fines, penalties, assessments, taxes, forfeitures, money judgments or sanctions of any type are barred by statute of limitations, (ii) with respect to which the failure to so file individually and in the aggregate does not have a material adverse effect on the assets, properties, business, financial condition or results of operations of Southland or any Southland Subsidiary, and (iii) as otherwise agreed to in writing by the applicable governmental or regulatory body. Except as disclosed in Section 2(x) of the Southland Schedule, (aa) all such registrations, filings and submissions were in material compliance with applicable law when filed, and (bb) no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Except as may be required for the transactions contemplated by this Agreement, each of Southland and Peoples has duly filed with appropriate insurance authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports (including, without limitation, any filings required under applicable state insurance holding company systems acts) required by the insurance and other laws of its state of domicile and in each of the states in which it is licensed to conduct an insurance business. All such statements and filings are correct as filed, and there are no omissions therefrom, except as set forth in the Southland Schedule. The Southland Schedule sets forth all reports of examination issued by any department of insurance or regulatory body with respect to Southland or Peoples since December 31, 1990. Except as disclosed in Section 2(x) of the Southland Schedule, Southland and Peoples have resolved all issues raised in such reports to the satisfaction of the issuer of such reports.

         (y)     Agents. Set forth in Section 2(y) of the Southland Disclosure
Schedule is a true and correct summary description of the compensation arrangements of each of Southland and Peoples with its agents and general agents.

         (z) Powers of Attorney; Guarantees. Except as disclosed in Section 2(z) of the Southland Schedule, neither Southland nor any Southland Subsidiary has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business of Southland or any Southland Subsidiary), co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         (aa) Reserves. Except as disclosed in Section 2(aa) of the Southland Schedule, the insurance reserves and liabilities reflected in the annual statutory financial statements and established on the books of Southland and Peoples for all future insurance policy benefits, dividends, losses, claims and expenses make a sufficient provision for all of their reasonably anticipated matured and unmatured liabilities and obligations under all insurance policies and reinsurance and coinsurance agreements or other similar contracts outstanding at the foregoing dates pursuant to which either of them had or has any liability or obligation. All such reserves are computed in all material respects in accordance with applicable statutory accounting principles and generally accepted loss reserving practices, consistently applied, are fairly stated in accordance with sound loss reserving principles, are based on factors relevant to the provisions in the related insurance contracts, and are in material compliance with the requirements of the insurance laws of the applicable jurisdiction. Each of Southland and Peoples owns assets which qualify as admitted assets under applicable state insurance laws in an amount at least equal to all of its required insurance reserves.

         (ab) Finders and Investment Bankers. Neither Southland nor any Southland Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Merger.

         (ac) Third Party Discussions. Other than pursuant to this Agreement, Southland is not currently entertaining discussions with any third party regarding a possible sale or merger of Southland or any Southland Subsidiary or a substantial portion of their assets or business.

         (ad) Disclosure. No representation or warranty of Southland and no statement or information relating to Southland or any Southland Subsidiary or their respective businesses or properties contained in (i) this Agreement, (ii) the Southland Schedule, or (iii) in any certificate furnished or to be furnished to CIC or Southwide Life pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CIC

         CIC represents and warrants to Southland as follows:

         (a) Organization of CIC and Southwide Life. CIC is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Southwide Life is an insurance company duly organized and validly existing under the laws of the State of Alabama; and each of them has the corporate power to own or lease its properties and carry on its business as now being conducted. Southwide Life has all requisite power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the states listed in Section 3(a) of the schedule delivered by Southwide Life to Southland concurrently with the execution of this Agreement (the "Southwide Life Schedule"). The Southwide Life
Schedule indicates the line or lines of insurance which Southwide Life is permitted to write with respect to each certificate of authority listed. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Southwide Life is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification, nor is Southwide Life operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires it to take, or refrain from taking, any action. Southwide Life is a wholly-owned subsidiary of CIC.

         (b) Authorization. The Board of Directors of each of CIC and Southwide Life has adopted resolutions approving the transactions contemplated by this Agreement and has authorized the execution and delivery of this Agreement by CIC and Southwide Life, respectively. CIC and Southwide Life each has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CIC and Southwide Life and constitutes the valid and legally binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

         (c) Consents and Approvals. Except for consents and approvals listed on the schedule attached hereto (the "CIC Consent Schedule"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by CIC or Southwide Life of the transactions contemplated by this Agreement.


         (d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of and compliance with the terms and provisions hereof will (i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving CIC or Southwide Life, or (ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of CIC or Southwide Life. No consent of any third party to any indenture or any material agreement or other material instrument to which CIC or Southwide Life is a party is required in connection with the Merger.

         (e) Compliance with Laws. Southwide Life has complied with all laws, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its business, except where the failure to have so complied would not, individually or in the aggregate, have a material adverse effect on its assets, properties, business, financial condition or results of operations. Southwide Life has not received any notification of any asserted failure by it to comply with any of such laws.

         (f) Proxy Statement Information. None of the information supplied or to be supplied by CIC or Southwide Life in writing expressly for inclusion in the proxy statement to be mailed to the shareholders of Southland in connection with the Merger or in any amendments thereof or supplements thereto will, at the time of (i) the first mailing thereof and (ii) the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) Funds Available. CIC has or at the Effective Time will have available to it, subject to the availability to it of the Southwide Cash Amount, sufficient funds to perform all of its obligations pursuant to the Merger and shall make or cause to be made the payments required by Article I hereof to be made by it.

                                   ARTICLE IV

                              RIGHT TO INVESTIGATE

         Southland shall afford to the officers and authorized representatives of CIC free and full access to the offices, properties, books and records of Southland in order that CIC may have full opportunity to make such investigations as they shall desire of the affairs of Southland and the Southland Subsidiaries, and the officers of Southland shall furnish CIC with such additional financial and operating data and other information as to the assets, properties and business of Southland and the Southland Subsidiaries as CIC shall from time to time reasonably request. Southland and the Southland Subsidiaries shall consent to the review by the officers and authorized representatives of CIC of the reports and working papers of Southland's independent auditors and to discussions by the officers and authorized representatives of CIC with parties with which Southland and the Southland Subsidiaries have business relationships. All such information shall be held in confidence by CIC.

                                   ARTICLE V

                             COVENANTS OF SOUTHLAND

         (a) Ordinary Course. Between the date hereof and the Effective Time of Merger, the respective businesses of Southland and the Southland Subsidiaries will be conducted only in the ordinary course of business and consistent with past practices.

         (b) Liabilities. Between the date hereof and the Effective Time, without the prior written consent of CIC, neither Southland nor any Southland Subsidiary will agree to incur or to become subject to any material liability or obligation (absolute, contingent or otherwise) except liabilities incurred or obligations under contracts entered into in the ordinary course of business.

         (c) Changes in Stock. Between the date hereof and the Effective Time, unless the prior written consent of CIC is first obtained, neither Southland nor any Southland Subsidiary will (i) make any change in its authorized capital stock, (ii) issue any stock options, nor issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for a consideration any outstanding shares of its capital stock, or (vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

         (d) New Agreements. Except as disclosed in Section 5(d) of the Southland Schedule, between the date hereof and the Effective Time, neither Southland nor any Southland Subsidiary will, without the prior written consent of CIC, amend in any material respect or enter into any contract, agreement or other instrument of the types described in Article II(o) hereunder or pay any bonus or make any special awards to any of the directors, officers, employees, agents or affiliates of Southland.

         (e) Consents. Southland shall, as soon as practicable, prepare or cause to be prepared and made all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed in Section 2(f) of the Southland Schedule and furnish true, correct and complete copies of each thereof to CIC.

         (f) Notice. Southland shall give prompt notice to CIC of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Southland or any Southland Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or by-laws or any indenture, or material instrument or agreement, to which Southland is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on the Southland Schedule.

         (g) Shareholders' Meeting. Southland shall duly call a meeting of its shareholders to be held at the earliest practicable date for the purpose of voting on the Agreement and, in connection therewith, Southland shall prepare and file with the Alabama Commissioner, as soon as is reasonably practicable, the required proxy materials with respect thereto and shall use its best efforts to obtain clearance by the Alabama Commissioner of the mailing of such material to the Southland shareholders. Southland agrees to use its best efforts to obtain the necessary approval of the Agreement by the shareholders of Southland.

         (h) No Solicitation. Southland, acting through any director or officer or other agent, shall not, nor shall it knowingly permit any of the Southland Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, Southland or any of the Southland Subsidiaries, to solicit or encourage, including by way of furnishing information, any inquiry or the making of any proposal which may reasonably be expected to lead to any Takeover Proposal with respect to Southland. Southland shall promptly advise Southwide orally and in writing of any such inquiry or proposal received by Southland after the date hereof. As used in this section, "Takeover Proposal" shall mean any proposal for a merger or other business combination involving Southland or any Southland Subsidiary or for the acquisition of a substantial equity interest in Southland or any Southland Subsidiary, or for the acquisition of a substantial portion of the assets of Southland or any Southland Subsidiary, except for the Merger. Notwithstanding the foregoing, Southland and the Southland Subsidiaries may furnish information concerning Southland's business, properties or assets to a corporation, partnership, person or other entity or group (a "Third Party") which has initiated the possibility of effecting a transaction with Southland and has expressed an intention to make a bona fide offer or proposal to acquire Southland or any Southland Subsidiary and, following such receipt of such bona fide offer or proposal, may negotiate and take any of the actions otherwise prohibited by this section, including without limitation recommending the transaction with the Third Party to the shareholders of Southland and entering into appropriate agreements with such Third Party, if the Board of Directors of Southland believes in good faith, after consultation with its financial adviser, that such actions would result in a financial transaction for the Southland shareholders superior to the Merger, and if Bradley, Arant, Rose & White or other counsel of national reputation provides a written opinion to the Board of Directors of Southland to the effect that the failure to furnish such information, recommend the transaction with the Third Party to the shareholders of Southland, negotiate or enter into appropriate agreements with such Third Party would subject Southland directors to liability for breach of their fiduciary duties. In the event that Southland shall receive an expression of intention or offer or proposal of the type referred to in the foregoing sentence, it shall promptly inform CIC as to any such inquiry, offer or proposal.

         (i) Reports. Promptly after filing with the applicable authorities, Southland shall provide to CIC copies of (i) its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the SEC, which shall conform to the requirements for SEC Reports specified in Article II(h) above; and (ii) its statutory financial statements for the quarter ended September 30, 1996 as filed with the Alabama Commissioner, which shall conform to the requirements for Statutory Financial Statements specified in Article II(i) above.

         (j) Closing Funds. Within ten (10) business days following the date on which the last of the conditions set forth in Articles VIII(e), VIII(f), VIII(k), VIII(l), VIII(m), IX(d), Article X(a) and X(b) have been satisfied (or, except for Articles VIII(e) and X(b), waived), Southland shall take all actions with respect to its invested funds as may be reasonably requested by CIC to provide cash amounts sufficient for the payment to CIC of the Southwide Cash Amount as contemplated by Article I(g)(iii)(B).

         (k) Cooperation. Southland and the Southland Subsidiaries shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by CIC to carry out the provisions hereof and to consummate the transactions contemplated hereby.

         (l) Conditions Precedent. Southland and the Southland Subsidiaries shall use their best efforts to cause all of the conditions precedent to the consummation of the Merger applicable to them to be met.

                                   ARTICLE VI

                                COVENANTS OF CIC

         (a) Consents. CIC shall, as soon as practicable, prepare and make all necessary filings with all governmental or regulatory bodies or other entities and shall use its best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities listed on the CIC Consent Schedule and furnish true, correct and complete copies of each to Southland.

         (b)     Indemnification Provision.

                 (i) With respect to any claim that is made prior to the period ending six (6) years after the Effective Time, Southland shall, and CIC shall cause Southland to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Southland and its subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), to the full extent permitted under the laws of the State of Alabama and by Southland's bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Southland or the Surviving Corporation is required to effectuate any indemnification, CIC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CIC and the Indemnified Party. In no event shall CIC itself have any indemnification obligations hereunder.

                 (ii) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent. The Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                 (iii) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Article VI(b).

                 (iv) The provisions of this Article VI(b) are intended to be for the benefit of, and enforceable by, each Indemnified Party, his or her heirs and representatives.

         (c) Cooperation. CIC shall execute and shall cause Southwide Life to execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Southland to carry out the provisions hereof and to consummate the transactions contemplated hereby.

         (d) Conditions Precedent. CIC shall use its best efforts and shall cause Southwide Life to cause all of the conditions precedent to the consummation of the Merger applicable to it to be met.

         (e) Employee Matters. Following the Effective Time, CIC (or one of its subsidiaries, including the Surviving Corporation), shall provide or cause Southland to provide generally to persons serving as officers of or employed by Southland and its subsidiaries employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Common Stock of CIC or its affiliates), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by CIC to its similarly situated officers and employees. CIC also shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any employee benefit plan of Southland, provided however CIC itself shall not be obligated to make any such payments. Except as otherwise contemplated in Article VIII(g) and VIII(h) of this Agreement, the parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between CIC or any of its affiliates and any person serving as officers of or employed by Southland or its subsidiaries as of the date hereof or immediately prior to the Effective Time or as constituting an obligation on the part of CIC or any of its affiliates to employ any such officers or employees.

         (f) CIC Obligations. From and after the Effective Time, CIC shall guarantee the performance of Southland's obligations under the (i) Deferred Compensation and Non-Compete Agreement by and between Southland and Lanford dated October 3, 1996 and (ii) the Consulting Agreement referenced in Article VIII(g) hereof.

         (g) Employment Agreements. Prior to Closing, CIC shall use its best efforts to enter into employment agreements with Dennis E. Painter, Deanna Phillips and Ronald J. Koch in form mutually acceptable to the parties.


                                  ARTICLE VII

                         CLOSING AND CLOSING DOCUMENTS

         (a) Closing. The closing ("Closing") under this Agreement shall be held at the offices of CIC at 10:00 a.m., Central Time, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The required number of fully executed and verified copies of the Articles of Merger shall be filed immediately after the Closing with the Secretary of State of Alabama.

         (b) Southland Closing Documents. At the Closing, Southland shall deliver, or cause to be delivered, to CIC:

                 (i) A certificate of Southland, signed by its President, which shall confirm the compliance by Southland in all material respects with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by Southland in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

                 (ii) The opinions of Phelps, Jenkins, Gibson & Fowler and/or Bradley, Arant, Rose & White, counsel for Southland, dated the Effective Time, and in form and substance satisfactory to CIC, covering the matters set forth in Exhibit A hereto.

                 (iii) A certificate of Southland's inspector of elections as to the vote taken at the meeting of the holders of shares of Southland Common Stock with respect to this Agreement and as to the holders of shares of Southland Common Stock that shall have demanded payment of the fair value of their shares of Southland Common Stock pursuant to the ABCA.

                 (iv) Written resignations, effective the Effective Time, of those directors of Southland and the Southland Subsidiaries specified on a schedule to be delivered by CIC to Southland prior to the Closing (the "Directors Schedule").

                 (v) Articles of Incorporation of Southland and each of the Southland Subsidiaries certified by the Judge of Probate of Tuscaloosa County, State of Alabama within ten (10) days prior to the Closing.

                 (vi) Certificate of good standing of Southland and each of the Southland Subsidiaries certified by the Secretary of State of Alabama (or the Judge of Probate of Tuscaloosa County or the Alabama Commissioner, as applicable) dated the date of the Closing.

         (c) CIC Closing Documents. At the Closing, CIC shall deliver, or cause to be delivered, to Southland a Certificate of CIC, signed by its President or Vice President, which shall confirm the compliance by CIC in all material respects with its covenants and agreements contained in this Agreement and the accuracy in all material respects of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF CIC

         The obligations of CIC under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at their option, subject to the conditions that:

         (a) Validity of Representation and Warranties. The representations and warranties of Southland herein contained shall be true in all material respects when made and, in addition, shall be true in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time (provided that the representations and warranties which are confined to a specific date shall speak only as of such date).

         (b) Consents. All consents, waivers, approvals, authorizations or orders listed in Section 2(f) of the Southland Schedule shall have been obtained by Southland and copies of the same shall have been delivered to CIC.

         (c) Compliance with Covenants. Southland shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective Time.

         (d) Opinion of Counsel. CIC shall have received the opinions of counsel for Southland specified in Article VII(b)(ii).

         (e) Approval of Southland Shareholders. This Agreement shall have been approved and adopted at a duly called meeting of the shareholders of Southland Common Stock by at least two-thirds of the issued and outstanding shares of Southland Common Stock entitled to vote thereon.

         (f) Dissenting Southland Shares. The holders of not more than 5% of the issued and outstanding shares of Southland Common Stock at the Effective Time shall have delivered written notice of intent to demand payment of the fair value of their shares of Southland Common Stock pursuant to Article 13 of the ABCA.

         (g) Lanford Consulting Agreement. CIC shall have received from William H. Lanford a consulting agreement with Southland in the form previously agreed to by the parties.

         (h) Resignations. The directors of Southland and the Southland Subsidiaries as specified in the Directors Schedule shall have tendered their resignations in writing, effective on the Effective Time.

         (i) Peoples Shares. All of the outstanding shares of stock of Peoples not owned by Southland shall have been transferred to persons or entities specified by CIC.

         (j) Southland Book Value. The book value of Southland as of September 30, 1996, determined in accordance with SAP, shall be at least $5,166,000.

         (k) Southland Investment Portfolio. The unrealized loss on Southland's investment portfolio at September 30, 1996, to the extent not included in the book value of Southland as of that date determined as specified in Article VIII(j) above, and based on current quoted market values or other methods of valuing investments reasonably satisfactory to CIC, shall be no greater than $500,000.

         (l) Licenses. Southland shall have delivered to CIC evidence satisfactory to CIC that Southland's and Southland Subsidiaries' existing licenses and governmental authorizations necessary for them to conduct business remain in full force and effect and are not subject to any restriction.

         (m) Southwide Cash Amount. CIC shall receive from Southland evidence reasonably satisfactory to it that Southland will have available to it immediately before the Effective Time the Southwide Cash Amount.

                                   ARTICLE IX

                   CONDITIONS TO THE OBLIGATIONS OF SOUTHLAND

         The obligations of Southland under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

         (a) Validity of Representations and Warranties. The representations and warranties of CIC and Southwide Life herein contained shall have been in all material respects true when made and, in addition, shall be true in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

         (b) Consents. All consents, waivers, approvals, authorizations or orders listed on the CIC Consent Schedule shall have been obtained by CIC and copies of the same shall have been delivered to Southland.

         (c) Compliance with Covenants. CIC and Southwide Life shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

         (d) Fairness Opinion. The Board of Directors of Southland shall have received no later than the close of business on October 9, 1996, an opinion of Porter, White & Company, Inc. to the effect that the consideration to be received by the shareholders of Southland pursuant to the Merger Agreement is fair to the shareholders of Southland from a financial point of view and such opinion shall not have been withdrawn as of the date of Southland's proxy statement relating to the meeting of shareholders described in Article V(g). Southland shall use its good faith, best efforts to cause the opinion described above to be rendered to Southland on or before October 9, 1996.

         (e) Availability of Funds. Southland shall receive from CIC evidence reasonably satisfactory to Southland that CIC has, or immediately before the Effective Time will have, available to it sufficient cash from which to make the payments contemplated to be made by it pursuant to Article I hereof.

                                   ARTICLE X

           CONDITIONS APPLICABLE TO CIC, SOUTHWIDE LIFE AND SOUTHLAND

         The obligations of CIC and Southwide Life and of Southland, respectively, under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

         (a) Governmental Approvals. A written order approving the Merger and the transactions contemplated thereby from the Alabama Commissioner pursuant to the Alabama insurance laws and any approvals of the Merger as may be required by other insurance regulatory authorities shall have been obtained at or prior to the Effective Time.

         (b) Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement or the Merger.

         (c) Effective Time. The Effective Time shall be no later than 5:00 P.M. Central Time on December 31, 1996.

                                   ARTICLE XI

                        TERMINATION AND TERMINATION FEE

         (a) Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of Alabama, whether before or after action by the shareholders of Southland as contemplated by Article V(h) of this Agreement and without further approval by the outstanding shareholders of Southland (i) by mutual written consent of the Boards of Directors of CIC and Southland, (ii) by action of the Board of Directors of CIC in the event of a failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Southland in the event of failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled, (iv) in the event Southland enters into an agreement with a Third Party or recommends a transaction with a Third Party as contemplated by Article V(h) hereof, or (v) by action of the Board of Directors of either CIC or Southland in the event of a failure of a condition set forth in
Article X of this Agreement as of the time such condition is required hereunder to be fulfilled.

         (b) Termination Fee. If Southland and CIC fail to consummate the Merger and Southland enters into a binding commitment or agreement with a Third Party regarding a Takeover Proposal with any Third Party (as such terms are defined in Article V(h) above), on or prior to June 30, 1997, then Southland shall promptly pay to CIC in cash the sum of five hundred thousand dollars ($500,000); provided, however, that such amount shall not be payable by Southland if Southland was entitled not to consummate the Merger with CIC because of (i) a failure of CIC to satisfy its obligations under this Agreement, or a breach by CIC of any provision of this Agreement which entitled Southland not to consummate the Merger, or (ii) failure to obtain the approval of the Merger and the transactions contemplated thereby from the Alabama Commissioner pursuant to the Alabama insurance laws and any approvals of the Merger that may be required by other insurance regulatory authorities. In addition, regardless of whether or not there is a Takeover Proposal, if Southland and CIC fail to consummate the Merger other than because of (i) the failure of CIC to satisfy its obligations under the Agreement or a breach by CIC of any provision of this Agreement which entitled Southland not to consummate the Merger, (ii) the failure to obtain approval of the Merger and the transactions contemplated thereby from the Alabama Commissioner pursuant to the Alabama Insurance laws and any approvals of the Merger that may be required by other insurance regulatory authorities or (iii) following a diligent and good faith effort by Southland and after the recommendation by the Board of Directors of Southland of the transactions contemplated by this Agreement, the failure to obtain the approval of the shareholders of Southland contemplated by Article VIII(e), Southland shall promptly pay to CIC its reasonable out of pocket expenses incurred in connection with the Merger.

         (c) Survival of Rights. Nothing in this Article XI or elsewhere in this Agreement shall be construed as limiting the rights or remedies of any party, including without limitation additional money damages, specific performance or other injunctive relief, in the event of a breach by any party of this Agreement.

                                  ARTICLE XII

             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         Except for the covenants of CIC set forth in Articles I(h)-(l), Article III(g), Articles VI(e)-(f) above, all of the representations, warranties and covenants of the parties hereunder shall be deemed to be conditions of the Merger and shall not survive the Closing.

                                  ARTICLE XIII

                                 MISCELLANEOUS

         (a) Payment of Expenses. Except as provided in Article XI above, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering and carrying out this Agreement and to the consummation of the Merger.

         (b) Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters, including, without limitation, the agreement in principle between CIC and Southland dated July 17, 1996.

         (c) Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         (d) Assignment. This Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the laws of the State of Alabama.

         (e) Schedules. All information set forth in the Southland Schedule shall be deemed a representation and warranty of Southland as to the accuracy of such information.

         (f) Press Releases. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by Southland and CIC. Southland and CIC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

         (g) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission, if to CIC, addressed to CIC, 517 Deering Street, Birmingham, Alabama 35210, Attention: David W. Whitehurst, facsimile: (205) 951-4216 (with a copy to Lord, Bissell & Brook, 115 South LaSalle Street, Chicago, Illinois 60603, Attention: John S. Chapman, Esq. (facsimile: (312) 443-0336)); and if to Southland, addressed to Southland, 1812 University Boulevard, Tuscaloosa, Alabama 35401, Attention: William H. Lanford, facsimile: (205) 752-6020 (with a copies to Phelps, Jenkins, Gibson & Fowler, 1201 Greensboro Avenue, Tuscaloosa, Alabama 35402-0848, Attention: James J. Jenkins, Esq., facsimile: (205) 758-4394) and Bradley, Arant, Rose & White, 2001 Park Place, Birmingham, Alabama 35283-0709, Attention: Charles L. Whitaker, Esq. (facsimile: (205) 252-0264)), or to such other persons as may be designated in writing by the parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.


Attest:                            COLLATERAL INVESTMENT CORP.


/s/ Dennis Painter
-----------------------------------------              By: /s/ David Whitehurst
-----------------------------------------                 ---------------------



Attest:                            SOUTHWIDE LIFE INSURANCE COMPANY


/s/ Dennis Painter
-----------------------------------------              By: /s/ David Whitehurst
-----------------------------------------                 ---------------------



Attest:                            SOUTHLAND NATIONAL INSURANCE
                                   CORPORATION

/s/ Dennis Painter
-----------------------------------------              By: /s/ William Lanford
-----------------------------------------                 --------------------

                               TABLE OF CONTENTS

                                                                                      Page
ARTICLE I           THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                    (a)     The Merger  . . . . . . . . . . . . . . . . . . . . . . .   1
                    (b)     Effective Time  . . . . . . . . . . . . . . . . . . . . .   1
                    (c)     Effect of the Merger  . . . . . . . . . . . . . . . . . .   2
                    (d)     Articles of Incorporation   . . . . . . . . . . . . . . .   2
                    (e)     By-Laws   . . . . . . . . . . . . . . . . . . . . . . . .   2
                    (f)     Directors and Officers  . . . . . . . . . . . . . . . . .   2
                    (g)     Conversion of Shares  . . . . . . . . . . . . . . . . . .   2
                    (h)     Surrender of Shares   . . . . . . . . . . . . . . . . . .   3
                    (i)     Designation of Paying Agent; Investment of Funds  . . . .   3
                    (j)     Transmittal Materials   . . . . . . . . . . . . . . . . .   4
                    (k)     Dissenting Southland Shares   . . . . . . . . . . . . . .   4
                    (l)     Termination of Paying Agent's Duties  . . . . . . . . . .   4
                    (m)     Closing of Southland's Transfer Books   . . . . . . . . .   5

ARTICLE II          REPRESENTATIONS AND WARRANTIES OF SOUTHLAND   . . . . . . . . . .   5
                    (a)     Organization and Standing of Southland  . . . . . . . . .   5
                    (b)     Southland Subsidiaries; Insurance Licenses  . . . . . . .   5
                    (c)     Authorized Stock  . . . . . . . . . . . . . . . . . . . .   6
                    (d)     Authorization   . . . . . . . . . . . . . . . . . . . . .   6
                    (e)     Articles of Incorporation and By-laws   . . . . . . . . .   6
                    (f)     Consents and Approvals  . . . . . . . . . . . . . . . . .   6
                    (g)     Defaults and Conflicts  . . . . . . . . . . . . . . . . .   6
                    (h)     SEC Reports; Financial Statements   . . . . . . . . . . .   7
                    (i)     Statutory Financial Statements and Other Filings.   . . .   8
                    (j)     Changes Since June 30, 1996   . . . . . . . . . . . . . .   8
                    (k)     Properties  . . . . . . . . . . . . . . . . . . . . . . .   9
                            (i)      Real Estate and Mortgages  . . . . . . . . . . .   9
                            (ii)     Investment Securities  . . . . . . . . . . . . .   9
                            (iii)    Title to Property  . . . . . . . . . . . . . . .  10
                    (l)     Environmental Laws  . . . . . . . . . . . . . . . . . . .  10
                    (m)     Proprietary Rights  . . . . . . . . . . . . . . . . . . .  10
                    (n)     Receivables   . . . . . . . . . . . . . . . . . . . . . .  10
                    (o)     Agreements  . . . . . . . . . . . . . . . . . . . . . . .  11
                    (p)     Litigation  . . . . . . . . . . . . . . . . . . . . . . .  11
                    (q)     Compliance with Laws  . . . . . . . . . . . . . . . . . .  12
                    (r)     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    (s)     Related Party Transactions  . . . . . . . . . . . . . . .  13
                    (t)     Employee Benefit Plans  . . . . . . . . . . . . . . . . .  13
                    (u)     Insurance   . . . . . . . . . . . . . . . . . . . . . . .  15
                    (v)     Insurance Business  . . . . . . . . . . . . . . . . . . .  15
                    (w)     Reinsurance   . . . . . . . . . . . . . . . . . . . . . .  15
                    (x)     Regulatory Filings  . . . . . . . . . . . . . . . . . . .  16

                    (y)     Agents  . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    (z)     Powers of Attorney; Guarantees  . . . . . . . . . . . . .  16
                    (aa)    Reserves  . . . . . . . . . . . . . . . . . . . . . . . .  17
                    (ab)    Finders and Investment Bankers  . . . . . . . . . . . . .  17
                    (ac)    Third Party Discussions   . . . . . . . . . . . . . . . .  17
                    (ad)    Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF CIC   . . . . . . . . . . . . .  17
                    (a)     Organization of CIC and Southwide Life  . . . . . . . . .  17
                    (b)     Authorization   . . . . . . . . . . . . . . . . . . . . .  18
                    (c)     Consents and Approvals  . . . . . . . . . . . . . . . . .  18
                    (d)     Defaults and Conflicts  . . . . . . . . . . . . . . . . .  18
                    (e)     Compliance with Laws  . . . . . . . . . . . . . . . . . .  18
                    (f)     Proxy Statement Information   . . . . . . . . . . . . . .  19
                    (g)     Funds Available   . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV          RIGHT TO INVESTIGATE  . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V           COVENANTS OF SOUTHLAND  . . . . . . . . . . . . . . . . . . . . .  19
                    (a)     Ordinary Course   . . . . . . . . . . . . . . . . . . . .  19
                    (b)     Liabilities   . . . . . . . . . . . . . . . . . . . . . .  20
                    (c)     Changes in Stock  . . . . . . . . . . . . . . . . . . . .  20
                    (d)     New Agreements  . . . . . . . . . . . . . . . . . . . . .  20
                    (e)     Consents  . . . . . . . . . . . . . . . . . . . . . . . .  20
                    (f)     Notice  . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    (g)     Shareholders' Meeting   . . . . . . . . . . . . . . . . .  20
                    (h)     No Solicitation   . . . . . . . . . . . . . . . . . . . .  21
                    (i)     Reports   . . . . . . . . . . . . . . . . . . . . . . . .  21
                    (j)     Closing Funds   . . . . . . . . . . . . . . . . . . . . .  22
                    (k)     Cooperation   . . . . . . . . . . . . . . . . . . . . . .  22
                    (l)     Conditions Precedent  . . . . . . . . . . . . . . . . . .  22

ARTICLE VI          COVENANTS OF CIC  . . . . . . . . . . . . . . . . . . . . . . . .  22
                    (a)     Consents  . . . . . . . . . . . . . . . . . . . . . . . .  22
                    (b)     Indemnification Provision.  . . . . . . . . . . . . . . .  22
                    (c)     Cooperation   . . . . . . . . . . . . . . . . . . . . . .  23
                    (d)     Conditions Precedent  . . . . . . . . . . . . . . . . . .  23
                    (e)     Employee Matters  . . . . . . . . . . . . . . . . . . . .  23
                    (f)     CIC Obligations   . . . . . . . . . . . . . . . . . . . .  24
                    (g)     Employment Agreements   . . . . . . . . . . . . . . . . .  24

ARTICLE VII         CLOSING AND CLOSING DOCUMENTS   . . . . . . . . . . . . . . . . .  24
                    (a)     Closing   . . . . . . . . . . . . . . . . . . . . . . . .  24
                    (b)     Southland Closing Documents   . . . . . . . . . . . . . .  24
                    (c)     CIC Closing Documents   . . . . . . . . . . . . . . . . .  25

ARTICLE VIII        CONDITIONS TO THE OBLIGATIONS OF CIC  . . . . . . . . . . . . . .  25
                    (a)     Validity of Representation and Warranties   . . . . . . .  25
                    (b)     Consents  . . . . . . . . . . . . . . . . . . . . . . . .  25
                    (c)     Compliance with Covenants   . . . . . . . . . . . . . . .  25

                    (d)     Opinion of Counsel  . . . . . . . . . . . . . . . . . . .  26
                    (e)     Approval of Southland Shareholders  . . . . . . . . . . .  26
                    (f)     Dissenting Southland Shares   . . . . . . . . . . . . . .  26
                    (g)     Lanford Consulting Agreement  . . . . . . . . . . . . . .  26
                    (h)     Resignations  . . . . . . . . . . . . . . . . . . . . . .  26
                    (i)     Peoples Shares.   . . . . . . . . . . . . . . . . . . . .  26
                    (j)     Southland Book Value  . . . . . . . . . . . . . . . . . .  26
                    (k)     Southland Investment Portfolio  . . . . . . . . . . . . .  26
                    (l)     Licenses  . . . . . . . . . . . . . . . . . . . . . . . .  26
                    (m)     Southwide Cash Amount   . . . . . . . . . . . . . . . . .  26

ARTICLE IX          CONDITIONS TO THE OBLIGATIONS OF SOUTHLAND  . . . . . . . . . . .  27
                    (a)     Validity of Representations and Warranties  . . . . . . .  27
                    (b)     Consents  . . . . . . . . . . . . . . . . . . . . . . . .  27
                    (c)     Compliance with Covenants   . . . . . . . . . . . . . . .  27
                    (d)     Fairness Opinion.   . . . . . . . . . . . . . . . . . . .  27
                    (e)       . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE X           CONDITIONS APPLICABLE TO CIC, SOUTHWIDE LIFE AND SOUTHLAND  . . .  27
                    (a)     Governmental Approvals  . . . . . . . . . . . . . . . . .  28
                    (b)     Injunction  . . . . . . . . . . . . . . . . . . . . . . .  28
                    (c)     Effective Time  . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE XI          TERMINATION AND TERMINATION FEE   . . . . . . . . . . . . . . . .  28
                    (a)     Termination   . . . . . . . . . . . . . . . . . . . . . .  28
                    (b)     Termination Fee   . . . . . . . . . . . . . . . . . . . .  28
                    (c)     Survival of Rights  . . . . . . . . . . . . . . . . . . .  29

ARTICLE XII         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                                   COVENANTS  . . . . . . . . . . . . . . . . . . . .  29

ARTICLE XIII        MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    (a)     Payment of Expenses   . . . . . . . . . . . . . . . . . .  29
                    (b)     Entire Agreement  . . . . . . . . . . . . . . . . . . . .  29
                    (c)     Modifications, Amendments and Waivers   . . . . . . . . .  29
                    (d)     Assignment  . . . . . . . . . . . . . . . . . . . . . . .  30
                    (e)     Schedules   . . . . . . . . . . . . . . . . . . . . . . .  30
                    (f)     Press Releases  . . . . . . . . . . . . . . . . . . . . .  30
                    (g)     Notices   . . . . . . . . . . . . . . . . . . . . . . . .  30

                                    Exhibits

                                                          Tab
                                                          ---
Exhibit A -- Form of opinion of counsel for Southland . .  1


                                   Schedules

CIC Consent Schedule  . . . . . . . . . . . . . . . . . .  4

Southland Schedule  . . . . . . . . . . . . . . . . . . .  5

Directors Schedule  . . . . . . . . . . . . . . . . . . .  6





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